Exhibit 12.2





                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                                                            Twelve Months Ended
                                        -----------   ------------------------------------------------------------
                                         Sept. 30,                             December 31,
                                        -----------   ------------------------------------------------------------

                                            1997         1996         1995         1994        1993         1992
                                            ----         ----         ----         ----        ----         ----
Earnings:
     Net Income ......................   $ 226,778    $ 243,471    $ 239,570    $ 243,486   $ 250,386    $ 246,805
     Income taxes (1) ................     130,179      132,961      141,267      177,244     188,907      181,355
     Fixed Charges ...................     195,837      203,855      214,768      213,581     220,590      246,246
                                         ---------    ---------    ---------    ---------   ---------    ---------
       Total .........................   $ 552,794    $ 580,287    $ 595,605    $ 634,311   $ 659,883    $ 674,406
                                         =========    =========    =========    =========   =========    =========

Fixed Charges:
     Interest expense ................   $ 151,007    $ 158,287    $ 168,175    $ 166,045   $ 171,272    $ 190,746
     Amortization of debt discount,
       premium and expense ...........       7,915        8,176        8,622        8,854       9,203        8,000
     Estimated interest portion of
       annual rents (2) ..............      36,915       37,392       37,971       38,682      40,115       47,500
                                         ---------    ---------    ---------    ---------   ---------    ---------
       Total .........................   $ 195,837    $ 203,855    $ 214,768    $ 213,581   $ 220,590    $ 246,246
                                         =========    =========    =========    =========   =========    =========

Ratio of Earnings to Fixed Charges
     (rounded down) ..................        2.82         2.84         2.77         2.96        2.99         2.73
                                         =========    =========    =========    =========   =========    =========

(1)  Income Taxes:
     Charged to operations ...........   $ 170,562    $ 178,513    $ 178,865    $ 168,202   $ 168,056    $ 164,620
     Charged (credited) to other
       accounts ......................     (40,383)     (45,552)     (37,598)       9,042      20,851       16,735
                                         ---------    ---------    ---------    ---------   ---------    ---------
       Total .........................   $ 130,179    $ 132,961    $ 141,267    $ 177,244   $ 188,907    $ 181,355
                                         =========    =========    =========    =========   =========    =========

(2)  Estimated interest portion
     of Unit 2 lease payments included
     in estimated interest portion of
     annual rentals ..................   $  34,720    $  35,083    $  35,422    $  35,710   $  37,407    $  43,581
                                         =========    =========    =========    =========   =========    =========
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